Pricing Sheet dated October 24, 2008 relating to Terms Supplement No. 94 dated October 6, 2008 Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA
Reverse Convertible Notes

This pricing sheet offers two separate Reverse Convertible Notes, each relating to a different Reference Share.

PRICING TERMS FOR ALL REVERSE CONVERTIBLE NOTES — October 24, 2008
Issuer:	Eksportfinans ASA
Issuer Rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)
Specified Currency:	U.S. dollars
Issue Price:	$1,000 per Reverse Convertible Note
Trade Date:	October 24, 2008
Original Issue Date:	October 29, 2008
Determination Date:	April 24, 2009
Maturity Date:	April 29, 2009
Redemption Amount:	■ if the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or
■ if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.
Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date.
Share Redemption Amount:	The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Interest Payment Dates:	November 29, 2008, December 29, 2008, January 29, 2009, February 28, 2009, March 29, 2009 and the Maturity Date
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

 SPECIFIC TERMS FOR EACH REVERSE CONVERTIBLE NOTE

	Initial	Interest	Knock-In Level	Share	CUSIP	Aggregate
	Reference	Rate		Redemption		Face
Reference Shares	Level			Amount		Amount
Target Corporation	32.92	18%	(70% of Initial Reference Level)	30.37667	282645ME7	$519,000
Westlake Chemical Corporation	15.76	14%	(70% of Initial Reference Level)	63.45178	282645MF4	$753,000
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal

	TGT	Total	WLK	Total
Price to public:	$1,000	$519,000	$1,000	$753,000
Fees and commissions:	$15	$7,785	$15	$11,295
Proceeds to us:	$985	$511,215	$985	$741,705

MORGAN STANLEY

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,
EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 94 dated October 6, 2008	Prospectus Supplement and Prospectus dated February 5, 2007
Product Supplement No. 1 dated April 12, 2007

Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.